Exhibit 3.2.1
AMENDED AND RESTATED BYLAWS
OF
CAPITALSOURCE INC.

Adopted as of July 18, 2003
ARTICLE V
Capital Stock
      Section 1. ~~Form of Certificate. A certificate for shares of stock in such form as prescribed by law and the Board of Directors shall evidence the interest of each stockholder of the Corporation. The~~
Certificated and Uncertificated Shares. Shares of the Corporation's stock may be certificated or uncertificated, as provided under Delaware law. All certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the
Chairman of the Board, the Chief Executive Officer or the President and the Treasurer or the Secretary of the Corporation ~~shall sign each certificate in the name of the Corporation.~~ Any or all of the
 signatures on the certificate may be
a
facsimile ~~signatures~~. In case any officer, transfer agent or registrar who has signed or
whose ~~signature or~~ facsimile signature ~~appears on~~
has been placed upon
  a certificate shall have ceased to be such officer, transfer agent or registrar before ~~the~~
such
  certificate is issued, it may be issued by the Corporation with the same effect as if ~~such person~~
he
  were such officer, transfer agent or registrar ~~at the date of issue~~
. Each certificate representing shares which are restricted as to their beneficial ownership or transferability, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any shareholder, upon request and without charge, a full statement of such information. At the time of issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of information required on the certificates by Section 8-151 of the General Corporation Law of the State of Delaware.
      Section 3. Transfers. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Amended and Restated Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back the certificate either the full text of the restriction or a statement of the existence of such a restriction.

Except as otherwise established by rules and regulations established by the Board of Directors, and subject to applicable law, transfers of
shares of stock ~~may~~
shall
  be ~~transferred~~
made
  on the books of the Corporation by the surrender to the Corporation or its transfer agent of ~~the~~
a share certificate, in the case of shares of stock represented by a certificate
, or uncertificated security
  representing such shares properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Amended and Restated Certificate of Incorporation or these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.